                                                                                  Exhibit 10.32

June 14, 2018

Stephen Cumming

c/o Cambium Networks, Inc.

3800 Golf Road, Ste 360

Rolling Meadows, IL 60008

Dear Stephen,

I am pleased to extend you an offer of employment with Cambium Networks (“Cambium” or the “Company”) as its Chief Financial Officer, commencing July 9, 2018.  Your principal place of employment will be San Jose, California, with travel commensurate with your position.  This letter (this “Agreement”) outlines certain terms of your employment should you choose to accept this offer.

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Base Salary.  You will receive an annualized base salary of $350,000, paid in accordance with the Company’s standard payroll practices (currently paid biweekly), subject to applicable withholding and other required deductions.

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Annual Cash Incentive Bonus.   You will be eligible to receive an annual cash incentive bonus based upon the achievement of annual performance goals or objectives established and measured by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) in its sole discretion.  You shall have a target annual incentive bonus opportunity equal to 60% of your annual base salary, payable in accordance with the Company’s annual cash incentive bonus program, as may be amended from time to time (but in no event shall any actual bonus be paid later than March 15th of the calendar year immediately following the year for which such compensation is earned).  Actual bonus awards may pay below or above your target opportunity, including a zero payout, based on your and the Company’s achievement of the applicable performance goals or objectives.  For the 2018 performance year, you will receive a guaranteed payout equal to your target opportunity, but prorated to reflect the period during the year in which you were employed by the Company, provided that you remain employed with the Company through the payment date of the 2018 bonus.

Initial Equity Award. Subject to approval by the Board, you will be eligible for an equity award of 600,000 Management Incentive Units (MIUs), with the effective date of such grant to be the date of Board approval.  Twenty-five percent (25%) of the MIUs shall vest on the one-year anniversary of the grant date (the “initial vesting date”) with the remaining 75% of the MIUs vesting on a monthly basis over the next 36 months following the initial vesting date, subject to your continued employment with the Company on the applicable vesting date.  If, on or prior to the one-year anniversary of your commencement of employment with the Company a (l) change of control ("Change of Control") of the Company occurs whereby (i) there is a sale of all or substantially all of the assets of the Company to an entity not wholly-owned by the Company or (ii) a merger or a consolidation in which the Company is not the surviving corporation and the stockholders of the Company prior to the Change of Control do not own 50% of the outstanding voting securities of the surviving corporation. or a parent thereof, and (2) within one year following such Change of Control, your employment with the Company (a) is terminated by the Company without cause or (b) is terminated by you following a material reduction in your responsibilities (which may include, but cannot be exclusively limited to a change in title) or a change in your primary work location of more than 25 miles unless the change would move you closer to your primary residence, provided that in the case of clause (b), you provide the Company with notice of the event giving rise to your right to

3800 Golf Road, Suite 360 Rolling Meadows IL 60008

Exhibit 10.32

terminate employment within 30 days of the initial occurrence of the event, the Company has 30 days to cause such event and, if uncured, you terminate your employment within 60 days following the expiration of the cure period  (collectively "Qualifying Termination"), then 50% of the MIUs granted to you under this Agreement shall vest in  full. Following the expiration of such one-year period, the MIUs granted to you under this Agreement shall vest in full in the event you experience a Qualifying Termination within the one-year period following a Change of Control of the Company. You will receive the MIU award agreement following your commencement of employment with the Company.

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Severance.  In the event your employment is terminated by the Company without cause, you will be eligible to receive 6 months of base salary continuation following your termination of employment, subject to your execution and non-revocation of a customary release of claims in favor of the Company.

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Employee Benefits.  You will be eligible to participate in the Company’s standard employee benefits including medical, dental, life, 401(k), accidental life and dismemberment, and disability benefits, as in effect from time-to-time. Further information about the Company’s current benefits offerings is available in your Welcome Packet.  Participation in any benefit program is not to be regarded as assurance of continued employment for any particular period of time.

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Company Policies.  You acknowledge that during your employment with the Company you will be subject to Company policies including, without limitation, any clawback policy, insider trading policy, and stock ownership guidelines.

As a Cambium employee, you will be expected to maintain the confidentiality of all proprietary and other confidential information of the Company and, as a condition of your employment, will be asked to enter into a Confidentiality, Invention Assignment, Non-Competition, and Non-Solicitation Agreement.  Among other things, it requires that you hold in confidence any proprietary information received as an employee of Cambium and to assign to us any inventions that you make while employed by the Company.   For the avoidance of doubt, nothing contained in this Agreement or the Confidentiality, Invention Assignment, Non-Competition, and Non-Solicitation Agreement limits your ability to report possible violations of law or regulation to, or file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”).  Further, nothing in this Agreement or the Confidentiality, Invention Assignment, Non-Competition, and Non-Solicitation Agreement shall limit your ability under applicable law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure or (iii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

It is the Company's policy not to infringe upon the proprietary information, trade secrets, or confidential information of third parties.  In addition, it is the Company's policy not to interfere with third parties' contractual or business relations.  Accordingly, by signing this Agreement you represent and warrant that you are not subject to any non-disclosure agreement (including any agreement concerning trade secrets or confidential information owned by any other party), non-compete agreement, non-solicitation agreement, and/or any other agreement that would prevent you from performing your duties for the Company and/or restrict your activities at Cambium.

Neither this Agreement nor the Confidentiality, Invention Assignment, Non-Competition, and Non-Solicitation Agreement constitute a contract of employment for any specific period of time, but instead will create an “employment at will” relationship, meaning that either you or the Company may terminate the employment

Exhibit 10.32

relationship at any time, for any lawful reason.  In addition, nothing in this Agreement prohibits the Company from terminating or modifying any of its compensation or benefits programs at any time.   The offer of employment as described in this Agreement is contingent on satisfactory completion of a criminal background check, an education verification to be administered by the Human Resources department and your completion of other required and customary onboarding documentation.

Please confirm your acceptance of this Agreement in the space indicated and return this Agreement to me by June 28, 2018. Unless we agree otherwise, this offer will expire if not accepted by that date.  Should you have any questions about this Agreement, please do not hesitate to contact me.

I look forward to having you join the team and to your contributions to the success of Cambium.

Sincerely,

/s/ Atul Bhatnagar

Atul Bhatnagar

President & CEO

ACCEPTED AND AGREED

June 24, 2018

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Date

/s/ Stephen Cumming

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Signature

Stephen Cumming

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